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                                                                    EXHIBIT 99.1


                         (HEALTHCARE REALTY TRUST LOGO)


                                  NEWS RELEASE

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Contact: Timothy G. Wallace, Executive Vice President and Chief Financial
         Officer (615) 269-8175


                        HEALTHCARE REALTY TRUST ANNOUNCES
                         THIRD QUARTER DIVIDEND INCREASE

                  COMPANY REPORTS PREFERRED STOCK DIVIDEND AND
               THIRTY-THIRD CONSECUTIVE COMMON DIVIDEND INCREASE

         NASHVILLE, Tennessee, October 23, 2001 -- Healthcare Realty Trust Incorporated (NYSE:HR) today announced its thirty-third consecutive common stock dividend increase for the quarter ended September 30, 2001. This dividend, in the amount of $0.585 per share, represents an increase of $0.005 per share over the dividend paid for the quarter ended June 30, 2001. The dividend is payable on December 6, 2001 to shareholders of record on November 15, 2001. At this rate, quarterly dividends approximate an annualized dividend payment of $2.34 per share.

         Healthcare Realty Trust also announced a cash dividend of $0.55469 per share for its 8 7/8% Series A Cumulative Preferred Stock. The dividend is payable on November 30, 2001 to shareholders of record on November 15, 2001.

         Healthcare Realty Trust is a real estate investment trust that integrates owning, managing and developing income-producing real estate properties associated with the delivery of healthcare services throughout the United States. The Company's portfolio is comprised of nine major facility types, located in 32 states nationwide, and operated pursuant to contractual arrangements with 64 healthcare providers. The Company has investments of approximately $1.6 billion in 257 real estate properties or mortgages, totaling almost twelve million square feet. The Company provides property management or asset management services to approximately seven million square feet nationwide.

     In addition to the historical information contained within, the matters discussed in this press release may contain forward-looking statements that involve risks and uncertainties. These risks are discussed in a 10-K filed with the SEC by Healthcare Realty Trust for the year ended
                 December 31, 2000. Forward-looking statements
        represent the Company's judgment as of the date of this release.
                 The Company disclaims any obligation to update
                            forward-looking material.


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